Hotstone Gold Property
OPTION AGREEMENT

THIS AGREEMENT made as of the 6th day of January 2012,   by and between

Gibson and Associates Inc.        And       Coastal Pacific Mining Corp. (Coastal)
David L. Gibson (Gibson)                          927 Drury Ave. N.E.
222 Main Street                                           Calgary, AB T2E 0M3
Airdrie, AB T4B 2J3

Gibson and Coastal are hereinafter sometimes referred to as the Optionor

AND

Trio Gold Corp (Trio  or the optionee )
Suite 145 251 Midpark Blvd.S.E.
Calgary AB  T2X 1S3

WHEREAS Gibson is the recorded and beneficial holder of a 100% un-divided interest in certain mining claims/property (the “Property”) situated in Greenlaw Township located south-east of Chapleau, Ontario as outlined in attached Schedule “A” appended hereto;

 AND WHEREAS Gibson and Coastal entered into an Option Agreement dated the 16th day of October 2010 which was amended on the 29th day of March 2011, copies of these agreements are attached hereto for reference only.

AND WHEREAS Trio wishes to earn a 50% undivided interest in the “Property” through the exercised and entire completion of the terms of this Option Agreement (the “Agreement”).

AND WHEREAS Gibson and Coastal wish to  enter into This Agreement with Trio, which agreement shall supersede all prior agreements between Coastal and Gibson, subject to Trio fulfilling the terms and conditions of This Agreement, the October 10, 2010 and March 29th, 2011 agreements shall be of no further force or effect;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the Parties) the Parties hereto covenant and agree each with the other as follows:

Coastal and Gibson hereby grant Trio the right to earn a 50% undivided working interest in the “Property”

1. Interpretation

Definitions. The following terms, wherever used in this Agreement, shall have the meanings set forth below:

A.	“Acts” means all legislation, as amended from time to time, of the jurisdiction in which the Property is located, applicable to the Property, including all Mining Exploration Operations.
B.	“Affiliate” “shall have the meaning attributed to it in the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;
C.	“Assets” means all tangible and intangible goods, chattels, improvements, or other items including, without limiting the generality of the foregoing, land, buildings, and equipment.
D.	“Costs” means all items of outlay and expense whatsoever, direct or indirect, with respect to mining exploration operations, recorded by the Operator in accordance with this Agreement.
E.	“Currency” means all dollar amounts expressed in this Agreement in lawful currency of Canada.
F.
“Expenditures” means all costs, expenses and charges, direct and indirect, of or incidental to the Mining Exploration Operations incurred by the Optionee including, without limiting the generality of the foregoing, a charge for administrative services of the Option Agreement not exceeding [10%] of the amount of the costs, expenses and charges of the $1.5 million dollar expenditure budget.

G.	“Interest” means the undivided beneficial percentage interest of each party retained or earned as a result of this Agreement in the Property.
H.	“Minerals” shall mean the end products derived from the operations of mining processes and mining operations upon the Property as a mine;
I.
“Mining Exploration Operations” means every kind of work done on or in respect of the Property, during the subsistence of the Option by or under the direction of the Optionee/Operator including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, searching for, digging, trucking, sampling, working and procuring mineral ores and metals, surveying and all other work usually considered to be prospecting, exploration, resource development and mining exploration.

J.	“Operator” means the party appointed as the Operator in accordance with this Agreement, as being Trio Gold Corp or assigns of the Operator.
K.	“Optionor” means Gibson and Coastal Pacific Mining Corp
L.	“Optionee” means Trio Gold Corp..

M.	“Program” means any program to carry out work and incur Costs on the Property and includes as the context requires:
i.
a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during the program, the estimated Costs as to be incurred in carrying out the work is to be undertaken and

ii.	the preparation of any feasibility report, and shall include any amendments to a program as may be agreed upon by the Optionor and Optionee.
N.	“Property” means all of the mineral claims outlined and described in schedule “A”.
O.	“This Option Agreement” refers to and collectively includes this Agreement and every schedule attached (hereinafter the “Agreement”).
P.	“MNDM” refers to the Ministry of Northern Development and Mines.

2.
Authority. All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of or in connection with the Property shall be done, transacted, undertaken or performed in the name of and by the Operator only.

3.
Grant of Option to earn Interest. The Optionor grants to the Optionee the right to earn a 50% interest in the Property, as outlined in Schedule “A”, through the entire completion of the terms of This Agreement, on or before December 31, 2012. No partial interest will be incurred or earned through partial completion of this Agreement.

4.
Exercise of Option. In order to maintain in force the working right of the option granted to it, and to exercise the Option, the Optionee must complete in full all of the following terms on or before December 31, 2012:

(i)	On or before April 30, 2012 Trio must have evidence that it has a minimum of $700,000.00 in CDN funds available for expenditure on the property.
(ii)
After a total of $600,000.00 has been spent on the property Trio must make a cash payment to Gibson of one hundred thousand dollars ($100,000.00) In the event that Trio elects not to continue to earn its interest in the property it should have no further rights or obligation to earn an interest in the property and this agreement will become null and void and the October 16th, 2010 and March 29th, 2011 agreements between Coastal and Gibson shall be in full force and effect.

(iii)
If Trio elects to continue to earn its 50% interest in the property it must spend an additional $700,000.00 before December 31, 2012 to earn its 50% interest in addition it must pay to Gibson a final cash payment of $100,000.00 on or before December 31, 2012.

(iv)
In the event that Trio elects not to continue to earn its interest in The Property as per clause 4 (ii) then all monies spent by Trio on The Property will be deemed to have been spent by Coastal and will be credited to

(v)	the account of Coastal pursuant to the Coastal Gibson agreement dated October 16th, 2010 and amended on March 29, 2011.
5.
Headings. The headings of this Option Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Option Agreement.

6.
Governing Law.  This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of Alberta shall have exclusive jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement.

7.	Initial Operator.Trio shall be entitled to act as the Operator of the exploration programs upon the Property for the duration of this Agreement.

(a)
Exploration Program Expenditures. Trio agrees under the terms of this Agreement to fund a $1.3 million dollar exploration program on or before December 31, 2012 upon the Property through a prepared mining exploration work program. Costs shall only be incurred under and pursuant to Programs prepared by the Operator. The Operator shall be entitled to a 10% administration fee for the work programs and an allowance for cost overruns of 10% in addition to any budgeted costs.

(b)
Preparation of Programs.  The Operator shall prepare, or have prepared, a designated work program, containing a statement in reasonable detail of the proposed mining exploration operations to be conducted along with estimates of all costs to be incurred.

(c)	Commencement of Program. The Operator will proceed with the work upon selection of an approved exploration program design and budget.
(d)	Program Update. The Operator will supply progress and program updates to the Optionor and as results and events dictate.

8.	Title to and Option of the claims.
Gibson and Coastal’s representations and warranties.
 Gibson and Coastal represent and warrant to the Optionee that:
(A)	Gibson is the beneficial and registered or recorded owner of a 100% interest in the Property, subject to the Option Agreement with Coastal.
(B)	The Property is in good standing, free and clear of all encumbrances.

(C)	All of the claims comprising the Property have been validly and properly located, staked, tagged and recorded in accordance with the Ontario Mining Act.
(D)	Gibson and Coastal have the full and undisputed right to deal with the Property as provided in this Agreement.

Trio’s representations and warranties.

Trio represents, warrants and covenants to the Optionor that:

(a)
Trio is a corporation duly incorporated, organized and subsisting under the laws of the Province of Alberta with the corporate power to own its assets and to carry on its business in the jurisdiction in which the Property is located;

(b)
Trio has all necessary power and authority to own or lease its assets and carry on its business as presently carried on, to carry out its obligations herein and to enter into This Agreement and any agreement or instrument referred to in or contemplated byThis Agreement and to do all such acts and things as are required to be done, observed or performed by it, in accordance with the terms of This Agreement and any agreement or instrument referred to in or contemplated by This Agreement;

(c)
the execution, delivery and performance of This Agreement by Trio, and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any of the articles, by-laws or other constating documents of Trio; (ii) violate or conflict with any term or provision of any order of any court, Government or Regulatory Authority or any law or regulation of any jurisdiction in which Trio’s business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(d)
This Agreement has been duly authorized, executed and delivered by Trio and constitutes a valid and binding obligation of Trio enforceable against Trio in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought;

(e) Trio shall promptly apply for and use it reasonable best efforts to obtain all approvals, orders or acceptances required in connection with this Agreement, including, but not limited to those required by any Government or Regulatory Authorities,or the shareholders of Trio.

9.
Grant of Option to earn Interest. The Optionor grants to the Optionee the right to earn a 50% interest in the Property subject only to the terms of This Agreement No partial interest will be granted, earned or incurred through any partial completion of this Agreement.

10.
Lapse or Acceleration of the Option. The Optionee may let the working right lapse by failing to make any of the payments referred to in Item 4, or may accelerate any or all of these payments or expenditures as outlined in Item 4 to complete the terms of this Agreement.

11.
Maintenance of the Property.  The Optionee agrees that during the currency of the Option, it shall file all work from the designated work program(s), in the form of assessment work, to maintain the Property in good standing and pay all taxes, assessment fees, and other charges lawfully levied or assessed against the Property from the 1.3 million dollar work expenditure budget, except for any part of the Property abandoned pursuant to Item 13. The Optionor shall transmit promptly to the Optionee any notices pertaining to the taxes, assessments and other charges.

12.
Abandonment.  The Optionee may at any time, during the currency of the Option, abandon any one or more of the claims, which comprise the Property.  The Optionee shall give the Optionor notice in writing of any abandonment.  In the event that any of the claims comprising the Property are abandoned (including the termination of this Agreement without the Optionee having exercised the Option), the Optionee will ensure that the claims are in good standing for a period of at least 6 months from the notice of abandonment and the Optionee agrees to pay all invoices to complete or wind-down the programs in full.

13.
Assessment work.  The work programs conducted upon the Property will be deemed to be of and for the benefit of the Optionor and the Optionee shall file, in whole or in part, the assessment credits, as may become available, to Property with the MNDM, from the mining exploration operations conducted upon the Property during the currency of this Agreement.

14.
Indemnity.  The Optionee shall indemnify and save the Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to the formation of this Agreement, provided, that the Optionor shall not be indemnified for any losses, liabilities, claims, demands, damages, expenses, suits, injury or death resulting from negligence or willful misconduct of the Optionor or its employees, agents, directors, officers, or contractors. The Optionee will indemnify and save the Optionor and the Optionee harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death arising from the conducted work program(s).

15.
Interest Earned.  If the Optionee has, on or before December 31, 2012, fulfilled the terms and conditions of this Agreement.  The Optionee shall have the right, by giving written notice to the Optionor on or before one year from the execution date of this Agreement, to become the owner of a 50% undivided interest in all or part(s) of the Property as outlined in Schedule “A”, as the Optionee elects and will be registered upon title of the Property.

16.	Joint Venture After Earn In. Provided Trio has complied with the terms and conditions to earn its 50% interest. The parties to this Agreement shall own the following interest in the property.
Trio Gold Corp.                                                               50%
David L.Gibson                                                                25%
Coastal Pacific Mining Corp.                                       25%

David L. Gibson hereby acknowledges that Coastal, subject only to the fulfillment of the terms of this Agreement by Trio has earned their 25% working interest and no further payments or expenditures shall be required to be made by Coastal pursuant to the October 16th, 2010 and amended on March 29th, 2011 agreements between Coastal and Gibson.  Gibson hereby grants to Trio and Coastal the exclusive right to purchase his entire 25%  interest for a cash consideration of Two million dollars. Trio and Coastal agree that each has the exclusive right to acquire 50% of Gibson’s interest, unless otherwise assigned. Trio and Coastal further agree to grant Gibson a one percent (1%) net smelter return on their interest. Coastal and Trio will have the exclusive right to buy the net smelter interest for 1 million dollars, unless otherwise assigned. The net smelter interest will be registered with the MNDM on The Property. It is further agreed and understood by all parties hereto that in the event a joint venture is formed between Trio and Coastal that Gibson will not become a party to the joint venture and will revert to a buy out or carried interest.

17.
Assignment of Interest.  During the currency of the Optionee and Optionor shall not, except as set out, sell, transfer nor assign this Agreement or their right or beneficial interest in the Property without the consent of the other party.  Either party shall be permitted to assign this Agreement to an Affiliate on the assigning party providing a guarantee, in form satisfactory to the other party to this Agreement. Any assignment shall be subject to the assignee entering into an agreement, in forma and substance satisfactory to counsel for the other party.

18.
Encumbrances.  During the currency of the Agreement the Optionor and Optionee shall not pledge, mortgage, charge, or otherwise encumber their beneficial interest in the Property or their rights under this Agreement.

19.	Limitations of Obligations of Optionee. It is understood and agreed that:
(a)	Subject to the terms of this Agreement, the Optionee may at any time abandon the working right in the option as in Item 13.
(b)	In the event that the Optionee abandons the Agreement or fails to complete the terms of the Agreement then no fractional or partial interest in the Property will be granted.

20.	Obligations of Gibson to Coastal. It is understood and agreed that:
(a) Should Trio default on this Agreement then the agreements between Coastal and Gibson shall remain in full force and effect and Gibson shall agree to amend the dates of the Agreement with Coastal.
21.
Equipment. In the event that the Optionee abandons the working right and Agreement all buildings, plant, equipment, machinery, tools, appliances and supplies which the Optionee may have brought on the Property, either before or during the period of the Agreement, may be removed by the Optionee at any time not later than six months after the abandonment of the Agreement.  Under this Agreement, any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Property during the six month period shall be at the Optionee’s sole risk and, if not removed after the six-month period, shall be removed by the Optionor at the expense of the Optionee.

22.	Information. All information in the form of maps, plans, drill logs, and surveys will become the property of the Optionor, and shall be delivered by the Optionee upon completion of the Agreement.
23.	Time. Time shall be of the essence of this Agreement and of every part of it and no extension or variation of this Agreement shall operate as a waiver of this provision.

24.
Confidentiality of information.  All information and data concerning or derived from the mining exploration operations shall be kept confidential and, except to the extent required by law, regulation or policy of any Securities Commission or Stock Exchange, or in connection with the filing of an annual information form, or prospectus or statement of material facts by any party or any of its affiliates, shall not disclose to any person other than an affiliate without the prior consent of the Operator any information related to the exploration of the Property.

25.	Entire Agreement. With respect to the subject-matter of this Agreement, this Agreement:
(a)	Sets forth the entire agreement between the parties and any person who have in the past or who are now representing either of the parties;
(b)	Supersedes all prior understandings and communications between the parties or any of them, oral or written and
(c)
Supersedes and replaces the October 16, 2010 Hotstone Gold Property Option Agreement between David L. Gibson (The Optionor) and Coastal Pacific Mining Corp. (The Optionee)  The Amendment to the Agreement dated March 29, 2011.

(d)	Constitutes the entire agreement between the parties.

Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other, which is not embodied in this Agreement.  Each party acknowledges that it shall have no right to rely on ay amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each party.

By initialing each page and signing below the parties representing the Optionor and Optionee agree to the terms and conditions of this Agreement:

Gibson and Associates
David Lawrence Gibson                                          Coastal Pacific Mining Corp.

David Lawrence Gibson                                          Joseph Bucci, President

/s/ David L. Gibson                                                   /s/ Joseph Bucci
Signature                                                                    Signature

Trio Gold Corp.
Harry Ruskowsky, President

/s/Harry Ruskowsky
Signature

Schedule “A”

PORCUPINE Mining Division - 136325 - GIBSON, DAVID LAWRENCE

Township/Area	Claim Number	Recording Date	Claim Due Date	Status	Percent Option	Work Required	Total Applied	Total Reserve	Claim Bank
GREENLAW	1163944	1996-Jun-05	2010-Jun-05	A	100%	$ 800	$ 9,600	$ 9,761	$ 0
GREENLAW	1163945	1996-Jun-05	2011-Jun-05	A	100%	$ 400	$ 5,200	$ 9,042	$ 0
GREENLAW	1163946	1996-Jun-17	2010-Jun-17	A	100%	$ 1,200	$ 14,400	$ 9,043	$ 0
GREENLAW	1206533	1996-Jun-17	2011-Jun-17	A	100%	$ 400	$ 5,200	$ 9,043	$ 0